Circuit City Stores, Inc. Reports Fourth Quarter and Fiscal Year 2004 Results

Richmond, Va., March 31, 2004 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the fourth quarter and fiscal year ended February 29, 2004.

Statement of Operations Highlights
----------------------------------

                                                     Three Months Ended                           Fiscal Years Ended
                                                      February 29 or 28                            February 29 or 28
                                          -----------------------------------------      ------------------------------------------
                                                 2004                 2003                     2004                   2003
                                                 ----                 ----                     ----                   ----
(Dollar amounts in millions                           % of                    % of                     % of                   % of
except per share data)                         $      Sales          $        Sales          $         Sales        $         Sales
----------------------------------------  -----------------------------------------     -------------------------------------------
Net sales and operating revenues........  $3,249.0  100.0%    $  3,192.4    100.0%      $9,745.4     100.0%    $9,953.5     100.0%
Gross profit............................  $  756.8   23.3%    $    763.0     23.9%      $2,227.3      22.9%    $2,350.3      23.6%
Finance income..........................  $   10.3    0.3%    $      1.8      0.1%      $   32.7       0.3%    $   27.3       0.3%
Selling, general and administrative
     expenses...........................  $  609.4   18.8%    $    643.7     20.2%      $ 2,220.8     22.8%    $2,328.8      23.4%
Net earnings (loss) from continuing
     operations.........................  $   94.7    2.9%    $     66.4      2.1%      $    (0.8)     0.0%    $   (5.3)     (0.1)%
Net earnings (loss) per share from
     continuing operations..............  $   0.46            $     0.32                $    0.00              $  (0.03)
Net (loss) earnings from
     discontinued operations............  $   (5.1)           $      4.5                $   (88.5)             $   87.6
Net earnings (loss).....................  $   89.6    2.8%    $     70.9      2.2%      $   (89.3)    (0.9)%   $   82.3       0.8%


         Balance Sheet Highlights
         ------------------------

                                                                      February 29 or 28
                                                                 ----------------------
         (Dollar amounts in millions)                               2004           2003          % Change
         ----------------------------                            ----------     --------         --------
         Cash and cash equivalents.............................. $    783.5     $  884.7           (11)%
         Retained interests in securitized receivables.......... $    425.7     $  239.1            78%
         Merchandise inventory.................................. $  1,517.3     $1,409.7             8%
         Accounts payable....................................... $    879.6     $  963.7            (9)%
         Long-term debt, excluding current installments(a)...... $     22.7     $   11.3           102%
         Stockholders' equity................................... $  2,224.0     $2,373.9            (6)%

         (a) Circuit City leases a corporate office building under an operating lease arrangement with a variable interest entity. Effective September
         1, 2003, the company adopted a new accounting standard that requires it to report the leased building and related debt on its consolidated balance sheet.



Fourth  Quarter and Fiscal Year 2004 Summary
Sales. Total sales for the fourth quarter ended February 29, 2004, increased 2 percent to $3.25 billion from $3.19 billion for the fourth quarter ended February 28, 2003. Comparable store merchandise sales increased 1 percent.

For the fiscal year ended February 29, 2004, total sales decreased 2 percent to $9.75 billion from $9.95 billion in fiscal 2003. Comparable store merchandise sales decreased 3 percent.

Net Earnings (Loss) from Continuing Operations. The fourth quarter net earnings from continuing operations totaled $94.7 million, or 46 cents per share, for fiscal 2004, compared with $66.4 million, or 32 cents per share, for fiscal 2003.

For the fiscal year ended February 29, 2004, the net loss from continuing operations totaled $787,000, or 0 cents per share, compared with $5.3 million, or 3 cents per share, for the fiscal year ended February 28, 2003.

Net earnings from continuing operations for the fiscal 2004 fourth quarter include the following items: (1) after-tax costs of $24.4 million related to lease terminations, asset write-offs and severance for 19 stores closed during February; (2) after-tax costs of $3.9 million related to the planned sale of the private-label credit card finance operation; and (3) an after-tax benefit of $3.7 million resulting from a reduction in liabilities related to the company's consumer gift card program. The after-tax costs related to the store closings were lower than the company's original expectation of $35 million because lease termination cost estimates were less than anticipated. The company continues to expect an after-tax loss of approximately $10 million, primarily driven by transition- and transaction-related expenses, on the sale of the private-label finance operation. During the fourth quarter, the company ceased charging customers a fee on gift cards with unredeemed balances after 24 months. The company now adjusts its liability based on historical usage patterns for gift cards.

Net earnings from continuing operations for the 2003 fourth quarter included after-tax costs of $6.2 million related to the store compensation change that was implemented in February 2003.

The adoption of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, reduced net earnings from continuing operations by $3.9 million in the fourth quarter of fiscal 2004, compared with $4.4 million in the fourth quarter of fiscal 2003. For the year, the adoption of SFAS No. 123 contributed $16.0 million to the net loss from continuing operations in fiscal 2004 and $21.2 million in fiscal 2003.

"We are not satisfied with our sales and earnings performance for fiscal 2004," said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. "Although we are pleased that, particularly in the fourth quarter, we made progress in our expense reduction efforts, we recognize that a key component of a sustained earnings turnaround will be strong sales growth."

Net Sales and Operating Revenues
"Our comparable store sales performance varied widely throughout fiscal 2004," said McCollough. "We made significant changes in our store format and operating model during the year, resulting in transition-related execution issues. In the new fiscal year, we expect better execution at the store level as we focus intently on our new operating model. We also are in the process of evaluating all our marketing programs and processes, including a complete advertising agency review.

"As part of providing a contemporary shopping experience to consumers, we offer an award-winning Web site at circuitcity.com," said McCollough. "One of the outstanding strengths of our Web site remains its tight integration with our stores. For the fourth quarter and the year, we generated significant growth in Web-originated sales. As we look forward, we expect to take advantage of opportunities that might drive our Web business, further ensuring that we are providing Circuit City customers a variety of ways to access our products and services.

"For the quarter and the year, we generated strong comparable store sales growth in digital imaging products and accessories; LCD and plasma display devices; digital televisions, including slim-line technologies; notebook computers; and the traffic-driving movies and music software categories," said McCollough. "We also were pleased with the fourth quarter's stable year-over-year extended warranty revenues, but we remain cautious in our expectations given potential shifts in the merchandise mix and the continued average retail declines in the industry."

Circuit City's extended warranty revenues were 3.1 percent of sales in the fourth quarter of both fiscal 2004 and fiscal 2003. For the year, extended warranty revenues were 3.3 percent of sales in fiscal 2004, compared with 3.6 percent in fiscal 2003.

Store Revitalization Program
"We remain pleased with the results from our relocated stores," said McCollough. "Since the beginning of fiscal 2001, we have relocated 38 stores, of which 24 have been open for more than six months. In their first full six months following grand opening, these stores have averaged sales changes that are approximately 28 percentage points better than the sales pace of the remainder of the store base during the same time periods and an internal rate of return of approximately 16 percent. A reduction in the IRR from earlier averages reflects the addition to the relocation base of three stores, two of which generated lower-than-expected results for their first six months. Both stores moved only a limited distance from their original sites, but we believe the shift to an up-to-date format was important in the long run given their highly competitive markets."

In fiscal 2004, Circuit City opened eight Superstores in new trade areas and relocated 18 Superstores. In late February, the company closed 19 Superstores. Results from the 19 closed stores are not included in the company's comparable store sales comparisons beginning in the month in which they were closed. On February 29, the company closed one additional store in advance of opening a replacement store in the first quarter of the fiscal year that began March 1, 2004.

"On average, the 222 stores refixtured in fiscal 2004 have shown only a minor, and not statistically significant, improvement in their sales," said McCollough. "However, we now have in place more flexible fixtures, which will facilitate the introduction of new products, as well as other assortment adjustments in our merchandise displays.

"Our current expectation is that we will open 60 to 70 Superstores in fiscal 2005, with a relatively even split between new stores and relocations," said McCollough. "A change in the anticipated range of openings and in the split between new stores and relocations reflects some concern that our commitment to opening in only superior locations will push some of the openings into early fiscal 2006. We have signed leases for 30 of the locations currently planned for fiscal 2005. We anticipate that the vast majority of the locations will open in the second half, with about a third in the fourth quarter."

Capital expenditures, net of tenant improvement allowances, totaled $127 million in fiscal 2004. Of this total, approximately $43 million was related to relocations and full remodels, $33 million was related to store refixturings, $28 million was related to new stores and another $23 million was related to information systems, store maintenance, distribution and a variety of other items. Expenses related to relocations, remodels and refixturings totaled $54.4 million and are included in selling, general and administrative expenses.

We anticipate that capital expenditures, net of sale-leasebacks and tenant improvement allowances, will total approximately $165 million in fiscal 2005. We expect this total will include approximately $62 million for relocations and one full remodel, approximately $63 million for new store construction and approximately $40 million for information systems, store maintenance, distribution and other items. We anticipate that expenses related to relocations and the one remodel will total approximately $52 million in fiscal 2005.

Gross Profit Margin
The gross profit margin was 23.3 percent in the fourth quarter of fiscal 2004, compared with 23.9 percent in the same period of fiscal 2003. "The lower gross profit margin reflects heavy promotions on desktop personal computers, particularly in December; aggressive industry pricing on big-screen and advanced televisions; and some shifts in the merchandise mix to lower margin products, which more than offset the benefits received from reduced service and distribution costs and inventory shrinkage," said Michael E. Foss, Circuit City's senior vice president and chief financial officer. For the year, the gross profit margin was 22.9 percent in fiscal 2004, compared with 23.6 percent in fiscal 2003.

         Finance Income

                                                                       Three Months Ended                  Fiscal Years Ended
                                                                        February 29 or 28                   February 29 or 28
         (Amounts in millions)                                        2004            2003               2004            2003
         -------------------------------------------------------     ----------------------             ----------------------
         Securitization income..................................     $ 37.9          $ 26.7             $120.9           $107.3
         Payroll and fringe benefit expenses....................       (6.9)           (7.8)             (29.5)           (30.8)
         Other direct expenses..................................      (20.7)          (17.1)             (58.7)           (49.2)
                                                                     ----------------------             ------------------------
         Finance income.........................................     $ 10.3          $  1.8             $ 32.7           $ 27.3
                                                                     ======================             =======================

Finance Income
As part of its focus on strengthening the financial performance of its core business, Circuit City continued to simplify the company in fiscal 2004. The company completed the sale of its bankcard operation to FleetBoston Financial in the third quarter of fiscal 2004 and announced the planned sale of its private-label credit card operation to Bank One Corporation in January. Results from the bankcard operation have been classified as discontinued, and, therefore, are not included in finance income. The company expects to close the Bank One transaction, which is subject to regulatory approvals and other consents, in the second calendar quarter of 2004. Circuit City and Bank One agreed to an ongoing arrangement under which Bank One will offer private-label and co-branded credit cards to both new and existing customers.

"Both our interim servicing agreement with FleetBoston and our transaction with Bank One are progressing according to plans," said Foss. "We believe that both of these institutions will offer outstanding service to consumers, while allowing us to achieve our goal of simplifying the business and focusing on initiatives that support our core Circuit City business."

For the fourth quarter, the finance operation produced pretax income of $10.3 million this year, compared with pretax income of $1.8 million in the same period last year. A significant factor in the increase was the conversion to a co-branded credit card, which began in the second quarter of fiscal 2003 and led to a higher yield from an increased level of interest-bearing receivables. This increase was partially offset by increased charge-offs. Also, the company's retained interests are now carried at their agreed upon selling price and are not subject to the volatility of quarterly fair value adjustments. During the fourth quarter of fiscal 2003, reductions in the fair value of retained interests reduced income by $3 million. Transaction costs related to the planned sale of the private-label finance operation amounted to $6.1 million in the 2004 fourth quarter and 2004 fiscal year. In the fourth quarter, this increase was partly offset by a reduction in marketing and operating expenses from the prior year's fourth quarter levels.


Selling, General and Administrative Expenses

                                                      Three Months Ended                            Fiscal Years Ended
                                                       February 29 or 28                             February 29 or 28
                                             -------------------------------------        -----------------------------------------
                                                 2004                 2003                     2004                   2003
                                                 ----                 ----                     ----                   ----
                                                      % of                    % of                     % of                  % of
(Dollar amounts in millions)                   $      Sales          $        Sales          $         Sales        $         Sales
----------------------------------------     --------------------------------------       -----------------------------------------
Store expenses..........................     $549.7   16.9%        $584.6     18.3%       $1,993.0     20.5%     $2,086.3     20.9%
General and administrative
     expenses...........................       53.9    1.7           58.4      1.9           171.4      1.8         195.3      2.0
Remodel expenses........................       (5.9)  (0.2)          (6.0)    (0.2)           23.9      0.2          28.8      0.3
Relocation expenses.....................       11.6    0.4            8.7      0.3            30.5      0.3          19.1      0.2
Pre-opening expenses....................        1.3      -              -        -             8.6      0.1           7.2      0.1
Interest income.........................       (1.2)     -           (2.0)    (0.1)           (6.6)    (0.1)         (7.9)    (0.1)
                                             --------------------------------------       -----------------------------------------
Total  .................................     $609.4   18.8%        $643.7     20.2%       $2,220.8     22.8%     $2,328.8     23.4%
                                             ======================================       =========================================

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 18.8 percent of sales in the fourth quarter of fiscal 2004, compared with 20.2 percent in the fourth quarter of fiscal 2003. The fiscal 2004 expenses include costs of $38.4 million related to the closing of 19 stores during the quarter. Total selling, general and administrative expenses were partly offset by a $5.9 million benefit resulting from the reduction in liabilities associated with the company's gift card program. The fiscal 2003 expenses include costs of $10.0 million related to the change in the company's store compensation structure in February of that year.

The reduction in the selling, general and administrative expense ratio largely reflects lower store operating costs, resulting primarily from reductions in store payroll, and lower advertising expense in January and February. For the year, store-related payroll savings of approximately $130 million from comparable stores were driven primarily by the change, initiated in February 2003, in the store compensation system.

Net (Loss) Earnings from Discontinued Operations
On November 18, 2003, Circuit City completed the sale of its bankcard operation to FleetBoston Financial. Results from the bankcard operation have been presented as results from discontinued operations. The sale agreement includes a transition services agreement under which employees of Circuit City's finance operation will continue to service the bankcard accounts until final conversion of the bankcard portfolio to FleetBoston. Final conversion is expected to occur in Circuit City's fiscal quarter ending May 31, 2004. FleetBoston is reimbursing Circuit City for operating costs incurred during the transition period. Severance costs are being incurred ratably through the final conversion date.

For the fourth quarter ended February 29, 2004, the after-tax loss from the discontinued bankcard operation totaled $5.1 million compared with after-tax earnings of $4.5 million in the same period last year. For fiscal year 2004, the after-tax loss from the discontinued bankcard operation totaled $90.0 million compared with after-tax earnings of $25.6 million last year.

In fiscal 2000, Circuit City ceased marketing the Divx home video system and discontinued that business. Operating results of Divx and the loss on the disposal of the business have been presented as results from discontinued operations for all periods. In the third quarter of fiscal 2004, Circuit City reduced the provision for commitments under licensing agreements. This reduction benefited the net loss from discontinued operations by $1.5 million after-tax in fiscal 2004. Divx had no impact on net earnings from discontinued operations for fiscal 2003.

On October 1, 2002, the company completed the separation of the CarMax auto superstore business from the Circuit City consumer electronics business. CarMax results are presented as results from discontinued operations. The CarMax operations did not impact the results in any period of fiscal 2004 or in the fourth quarter of fiscal 2003. For fiscal 2003, net earnings from the discontinued CarMax operations were $62.0 million.

All net earnings from discontinued operations reflect the company's adoption of SFAS No. 123.

Financial Condition
At February 29, 2004, Circuit City had cash and cash equivalents of $783.5 million, compared with $884.7 million at February 28, 2003. The year-over-year change in the cash balance largely reflects the net cash proceeds received from the sale of the bankcard operation, which were more than offset by increased retained interests in the company's securitized private-label credit card receivables; higher inventory levels; a decrease in accounts payable; capital expenditures primarily related to the store revitalization program and construction of new stores; and the repurchase of common stock under the company's stock buyback authorization.

At the closing of the sale of the bankcard operation, Circuit City received $282 million in net cash proceeds. The company expects that after severance and other post-closing costs, cash proceeds from the sale ultimately will net approximately $279 million after-tax. The company's net cash proceeds from the sale of the private-label operation will depend upon the retailer's retained interest in the receivables at the time of closing. Based upon receivable balances at February 29, 2004, the after-tax net cash proceeds from the sale would be approximately $450 million.

The increase of $186.5 million in retained interests reflects an increase in subordinated retained interests required for the private-label securitization transactions that were completed in early fiscal 2004.

Merchandise inventory increased $107.5 million from February 28, 2003, to February 29, 2004. "Reductions in inbound inventory following our December sales disappointment and a slight pickup in the sales pace during January and February enabled us to bring inventory in line with our expectations by quarter end," said Foss. "The year-over-year increase primarily reflects the planned growth in our television selection, especially LCD and plasma displays, and in notebook computers, which have been growing strongly."

Accounts payable decreased $84.1 million from February 28, 2003, to February 29, 2004, as we reduced January and February purchase activity to correct inventory levels.

During fiscal 2004, Circuit City repurchased and retired approximately 9.3 million shares of common stock at a cost of $84.6 million.

Additional Announcements
In separate releases this morning, Circuit City announced plans to acquire InterTAN, Inc., a leading consumer electronics retailer in Barrie, Ontario, and to purchase the assets of MusicNow, Inc., a leading digital music platform. The company also announced that Ernest V. Speranza has been named senior vice president and chief marketing officer.

Conference Call Information

Circuit City will host a conference call for investors at 11:00 a.m. ET today to discuss the fourth quarter and fiscal 2004 results. Domestic investors may access the call at (800) 299-0433 (passcode: Circuit City). International investors may access the call at (617) 801-9712 (passcode: Circuit City). A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

A replay of the call will be available beginning at approximately 5:00 p.m. ET March 31 and will be available through midnight April 7. Domestic investors may access the recording at (888) 286-8010 and international investors may dial
(617) 801-6888. The access code for the replay is 27257013. A replay of the call also will be available on the Circuit City investor information home page and at www.streetevents.com.

About Circuit City Stores, Inc.
With headquarters in Richmond, Va., Circuit City Stores, Inc. puts the customer first with high-quality service and more than 5,000 consumer electronics products available in its stores and online at www.circuitcity.com. Top-quality, low-priced products; detailed product information; and product specialists, who complete extensive online and in-store training programs, are all part of Circuit City's promise to provide superior consumer electronics solutions to its customers. Circuit City's store revitalization program reflects the changing needs of consumer electronics shoppers, the stores are brighter and more open, the aisles are wider and virtually every product Circuit City sells is on the sales floor for easy customer access. Circuit City operates 599 Circuit City Superstores and five mall-based stores in 157 markets.

Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties, including without limitation (1) the availability of real estate that meets the company's criteria for new and relocating stores; (2) consumer reaction to new store locations and changes in the company's store design and merchandise; (3) the timing and amount of any adjustments affecting the proceeds from the sale of the bankcard operations; (4) the timing and amount of lease termination costs, severance costs or other post-closing charges to income that relate to the sale of the bankcard operation; (5) when or whether the sale of Circuit City's private-label operation to Bank One will be completed; (6) whether the sale of the private-label operation will be completed on the terms announced, including without limitation the ultimate sale price for the private-label operation and the net cash proceeds to Circuit City from that sale; (7) regulatory approvals and other consents that may be required and the conditions that may be imposed in connection with obtaining those approvals or consents related to the private-label sale; (8) the timing and amount of any adjustments affecting the proceeds from the sale of the private-label operation; transaction costs, including the costs associated with securing necessary consents, regulatory and other approvals; future levels of facility usage; and severance costs or post-closing adjustments to income that may be required; (9) the ability of Circuit City and Bank One to successfully integrate Circuit City's retail business with the third-party credit card program to be offered by Bank One; and (10) future levels of sales activity and the acceptance of the third-party credit program by consumers on an ongoing basis. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis or Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for fiscal 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2003, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.


Contact: Bill Cimino, Director of Corporate Communications, 804-418-8163
         Jessica Simmons, Investor Relations, 804-527-4038
         Virginia Watson, Investor Relations, 804-527-4033




                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         PERIODS ENDED FEBRUARY 29 OR 28
                  (Amounts in thousands except per share data)

                                                                      Three Months                           Twelve Months
                                                                 2004              2003              2004                2003

NET SALES AND OPERATING REVENUES                           $    3,249,001     $   3,192,396     $    9,745,445     $     9,953,530
Cost of sales, buying and warehousing                           2,492,185         2,429,423          7,518,120           7,603,205
                                                             -------------     -------------     --------------     --------------

GROSS PROFIT                                                      756,816           762,973          2,227,325           2,350,325

Finance income                                                     10,275             1,841             32,693              27,292

Selling, general and administrative expenses                      609,446           643,689          2,220,796           2,328,763

Stock-based compensation expense                                    8,237            12,942             38,658              53,251

Interest expense                                                      325               375              1,804               1,093
                                                             -------------     -------------     --------------     --------------

Earnings (loss) from continuing
    operations before income taxes                                149,083           107,808             (1,240)             (5,490)

Income tax provision (benefit)                                     54,415            41,362               (453)               (181)
                                                             -------------     -------------     --------------     ---------------

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS                     94,668            66,446               (787)             (5,309)

NET (LOSS) EARNINGS FROM DISCONTINUED OPERATIONS                   (5,107)            4,488            (88,482)             87,572
                                                             -------------     -------------     --------------     ---------------

NET EARNINGS (LOSS)                                        $       89,561     $      70,934     $      (89,269)    $        82,263
                                                             =============     =============     ==============     ===============

Net (loss) earnings from discontinued operations attributed to:

       Circuit City common stock                           $       (5,107)    $       4,488     $      (88,482)    $        65,264
                                                             =============     =============     ==============     ===============

       CarMax Group common stock                           $            -     $           -     $            -     $        22,308
                                                             =============     =============     ==============     ===============

Weighted average common shares:
    Circuit City:
       Basic                                                      205,012           207,512            205,865             207,217
                                                             =============     =============     ==============     ===============

       Diluted                                                    207,595           209,036            205,865             207,217
                                                             =============     =============     ==============     ===============

    CarMax Group:
       Basic                                                            -                 -                  -              37,023
                                                             =============     =============     ==============     ===============

       Diluted                                                          -                 -                  -              38,701
                                                             =============     =============     ==============     ===============

NET EARNINGS (LOSS) PER SHARE:
    Basic:
       Continuing operations                               $         0.46     $        0.32     $            -     $         (0.03)
       Discontinued operations attributed
         to Circuit City common stock                               (0.02)             0.02              (0.43)               0.31
                                                             -------------     -------------     --------------     ---------------

                                                           $         0.44     $        0.34     $        (0.43)    $          0.29
                                                             =============     =============     ==============     ===============

       Discontinued operations attributed
         to CarMax Group common stock                      $            -     $           -     $            -     $          0.60
                                                             =============     =============     ==============     ===============

    Diluted:
       Continuing operations                               $         0.46     $        0.32     $            -     $         (0.03)
       Discontinued operations attributed
         to Circuit City common stock                               (0.02)             0.02              (0.43)               0.31
                                                             -------------     -------------     --------------     ---------------

                                                           $         0.43     $        0.34     $        (0.43)    $          0.29
                                                             =============     =============     ==============     ===============

       Discontinued operations attributed
         to CarMax Group common stock                      $            -     $           -     $            -     $          0.58
                                                             =============     =============     ==============     ===============


All historical  periods  presented have been restated to reflect the adoption of
Statement of Financial  Accounting Standards No. 123, Accounting for Stock-Based
Compensation,   as  amended  by  SFAS  No.  148,   Accounting  for   Stock-Based
Compensation  -  Transition  and  Disclosure,  resulting in the  recognition  of expense related to stock options and the employee stock purchase plan.





                            CIRCUIT CITY STORES, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)

                                                                                     February 29 or 28
                                                                              2004                        2003
                                                                         ----------------            ----------------


Current Assets:
Cash and cash equivalents                                              $         783,471           $         884,670
Accounts receivable, net of allowance for
     doubtful accounts of $547 and $1,075                                        154,039                     140,385
Retained interests in securitized receivables                                    425,678                     239,141
Merchandise inventory                                                          1,517,256                   1,409,736
Prepaid expenses and other current assets                                         38,617                      33,165
Assets of discontinued operations                                                      -                     395,813
                                                                         ----------------            ---------------

Total Current Assets                                                           2,919,061                   3,102,910

Property and equipment, net                                                      585,903                     649,593
Deferred income taxes                                                             98,934                      64,509
Other assets                                                                      29,102                      24,252
                                                                         ----------------            ---------------

TOTAL ASSETS                                                           $       3,633,000           $       3,841,264
                                                                         ================            ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                                       $         879,635           $         963,701
Accrued expenses and other current liabilities                                   131,512                     128,776
Accrued income taxes                                                              71,163                      44,453
Deferred income taxes                                                             90,210                     151,583
Current installments of long-term debt                                             1,115                       1,410
Liabilities of discontinued operations                                             3,068                           -
                                                                         ----------------            ---------------

Total Current Liabilities                                                      1,176,703                   1,289,923

Long-term debt, excluding current installments                                    22,691                      11,254
Accrued straight-line rent                                                        98,470                      97,427
Other liabilities                                                                111,175                      68,792
                                                                         ----------------            ---------------

TOTAL LIABILITIES                                                              1,409,039                   1,467,396
                                                                         ----------------            ---------------

Stockholders' Equity:
Common stock                                                                     101,950                     104,977
Capital in excess of par value                                                   922,600                     965,551
Retained earnings                                                              1,199,411                   1,303,340
                                                                         ----------------            ---------------

TOTAL STOCKHOLDERS' EQUITY                                                     2,223,961                   2,373,868
                                                                         ----------------            ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $       3,633,000           $       3,841,264
                                                                         ================            ===============
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